Exhibit 10.3

November 2, 2026

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia V6C 1G8

Attn: Richard Short

Re:	Backstop Commitment Letter

Ladies and Gentlemen:

Mercer International Inc., a Washington corporation (“Mercer”), certain of its direct and indirect subsidiaries listed on the signature pages hereto (together with Mercer, each, a “Company Party” and, collectively, the “Company Parties”), the undersigned entities (together with their respective successors and permitted assigns, each, a “Backstop Party” and, collectively, the “Backstop Parties”), and certain other entities have negotiated the terms of a restructuring and recapitalization transaction with respect to the Company Parties, the terms and conditions of which are described and set forth in the RSA (as defined below), including the Term Sheet (as defined below), and the other Definitive Documents (such restructuring and recapitalization transaction, to be implemented through the Plan in the Chapter 11 Cases, the “Restructuring”). Capitalized terms used in this backstop commitment letter (this “Commitment Letter”) without definitions shall have the meanings given to such terms on Exhibit A attached hereto or, if any such term is not defined on Exhibit A attached hereto, the meaning given to such term in the RSA (including the Term Sheet).

Mercer is party to (i) that certain Indenture, dated as of January 26, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the “2029 Senior Notes Indenture”), by and between Mercer and Computershare Trust Company, N.A., as trustee, governing Mercer’s 5.125% Senior Notes due February 1, 2029 (the “2029 Senior Notes”), and (ii) that certain Indenture, dated as of September 21, 2023 (as amended, restated, supplemented, or otherwise modified from time to time, the “2028 Senior Notes Indenture” and, together with the 2029 Senior Notes Indenture, the “Senior Notes Indentures”), by and between Mercer and Computershare Trust Company, N.A., as trustee, governing Mercer’s 12.875% Senior Notes due October 1, 2028 (the “2028 Senior Notes” and, together with the 2029 Senior Notes, the “Senior Notes”).

To implement the Restructuring, and as contemplated by that certain Restructuring Support Agreement, dated as of November 2, 2026 (together with the exhibits and attachments thereto, including the Restructuring Term Sheet annexed thereto (the “Term Sheet”), and as amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “RSA”), by and among the Company Parties, the Consenting Senior Noteholders, and the Consenting Equityholders, the Company Parties intend to commence the Chapter 11 Cases and, pursuant to the Plan, to conduct the Rights Offering. In the Rights Offering, each Rights Offering Participant will be offered the right to purchase its Pro Rata Share of the New Money Senior Secured Notes, and each Rights Offering Participant that exercises its “Rights” (as defined in the Restructuring Term Sheet) will receive its Pro Rata Share of the Stapled Equity, in each case on the terms set forth in the Term Sheet and the Rights Offering Procedures.

Pursuant to the Plan and the Rights Offering Procedures, (A) each Rights Offering Participant of record as of the record date established under the Rights Offering Procedures (the “Record Date”) has the option to subscribe for and purchase, on the Plan Effective Date, up to its Pro Rata Share of the New Money Senior Secured Notes offered in the Rights Offering, which New Money Senior Secured Notes have, before inclusion of the Put Option Premium (as defined below), an aggregate principal amount of $420,000,000 (such aggregate principal amount, as it may be reduced in accordance with the Term Sheet, the “New Money Amount”), and (B) each Rights Offering Participant that exercises its Rights is entitled to receive its Pro Rata Share of the Stapled Equity. The Company Parties shall not change the Record Date or the Subscription Deadline without the prior written consent of the Required Backstop Parties (as defined below).

1. Commitments.

(a) To provide assurance that the Company Parties are able to issue New Money Senior Secured Notes in the Rights Offering in an aggregate principal amount equal to the New Money Amount, each of the Backstop Parties hereby agrees, severally and not jointly, to (i) give the Company Parties the right to require such Backstop Party to, and upon exercise of such right by the Company Parties each Backstop Party shall, duly exercise, in full, all Rights distributed to such Backstop Party (or its Backstop Designees) in respect of Senior Notes held by it and purchase (or cause to be purchased), at the Closing, the New Money Senior Secured Notes subscribed for thereby, in accordance with the Rights Offering Procedures (such agreement by each Backstop Party, such Backstop Party’s “Primary Commitment,” and such agreements by all of the Backstop Parties, collectively, the “Primary Commitments”) and (ii) give the Company Parties the right to require such Backstop Party to, and upon exercise of such right by the Company Parties each Backstop Party shall, purchase (or cause to be purchased), at the Closing, such Backstop Party’s Backstop Commitment Percentage of all Unsubscribed Notes (such agreement by each Backstop Party, such Backstop Party’s “Backstop Commitment,” and such agreements by all of the Backstop Parties, collectively, the “Backstop Commitments”), in each case of the foregoing, on the terms and subject to the conditions and limitations set forth in this Commitment Letter. For the avoidance of doubt, the Primary Commitments and the Backstop Commitments are several, not joint, obligations of the Backstop Parties such that no Backstop Party shall be liable or otherwise responsible for the Primary Commitment or the Backstop Commitment of any other Backstop Party. Anything in this Commitment Letter to the contrary notwithstanding, no Backstop Party (or its designee) shall be required to purchase New Money Senior Secured Notes pursuant to such Backstop Party’s Primary Commitment and/or Backstop Commitment having an aggregate principal amount that exceeds such Backstop Party’s Aggregate Commitment Amount (as defined below).

(b) If a Backstop Party purchases (or causes its Backstop Designee (as defined below) to purchase) New Money Senior Secured Notes pursuant to its Backstop Commitment, then such Backstop Party (or its Backstop Designee) shall be entitled to receive, at the Closing, the Stapled Equity that such Backstop Party (or its Backstop Designee) would have received if such Backstop Party had been entitled to, and had, subscribed for and purchased (or caused its Backstop Designee to subscribe for and purchase) such New Money Senior Secured Notes pursuant to the exercise of Rights in the Rights Offering. For the avoidance of doubt, a Backstop Party that purchases (or causes its Backstop Designee to purchase) New Money Senior Secured Notes pursuant to its Backstop Commitment shall receive from the Reorganized Parent, and the Reorganized Parent shall distribute to such Backstop Party (or its Backstop Designee), at the Closing, a number of shares of New Common Stock and New Convertible Preferred Stock constituting Stapled Equity equal to the product of (i) such Backstop Party’s Applicable Percentage and (ii) the total number of shares of New Common Stock and New Convertible Preferred Stock, respectively, constituting Stapled Equity. The Stapled Equity to be distributed by the Reorganized Parent to the Backstop Parties (or their respective Backstop Designees) pursuant to this Section 1(b) shall be referred to herein, collectively, as the “Backstop Equity”.

(c) The Company Parties hereby agree to deliver to each Backstop Party, by e-mail, a certification by an executive officer of Mercer (on behalf of the Company Parties) (the “Backstop Certificate”) of (i) if there are Unsubscribed Notes, a true and accurate calculation of the aggregate Unsubscribed Notes and the amount of New Money Senior Secured Notes such Backstop Party is required to purchase pursuant to its Backstop Commitment, or (ii) if there are no Unsubscribed Notes, the fact that there are no Unsubscribed Notes. The Backstop Certificate shall be delivered by the Company Parties to each of the Backstop Parties within six (6) Business Days after the Subscription Deadline. The Company Parties shall not change the Subscription Deadline without the prior written consent of the Required Backstop Parties.

(d) Fractional shares of New Common Stock and New Convertible Preferred Stock shall not be distributed pursuant to this Commitment Letter. Anything herein to the contrary notwithstanding, no Backstop Party (or any Backstop Designee) shall have the right to receive or have distributed to it any fractional share of New Common Stock or New Convertible Preferred Stock pursuant to this Commitment Letter. If a Backstop Party (or a Backstop Designee) would otherwise have the right, pursuant to this Commitment Letter, to receive or have distributed to it a number of shares of New Common Stock or New Convertible Preferred Stock that includes a fraction of a share, then such number of shares shall be rounded upward or downward to the nearest whole share (with .5 of a share being rounded up), and no Backstop Party (or Backstop Designee) shall receive any payment or other distribution in respect of any fraction of a share such Backstop Party (or Backstop Designee) does not receive as a result of such rounding down. For purposes of determining whether a Backstop Party (or Backstop Designee) would otherwise receive a fraction of a share, the total number of shares of New Common Stock and New Convertible Preferred Stock to be distributed to such Backstop Party and its Backstop Designees pursuant to this Commitment Letter and the total number of shares of New Common Stock and New Convertible Preferred Stock to be distributed to such Backstop Party and its designees in such Backstop Party’s capacity as a Rights Offering Participant or as a holder of Senior Notes pursuant to the Plan shall be aggregated. Notwithstanding the foregoing, the Company Parties and the Required Backstop Parties may determine to round certain allocations of New Common Stock and New Convertible Preferred Stock and make such further adjustments as necessary so that the total number of shares of New Common Stock and New Convertible Preferred Stock outstanding on the Plan Effective Date (after giving effect to the consummation of the Restructuring) is equal to the number as determined in accordance with the Plan and the Term Sheet.

(e) Notwithstanding anything in this Commitment Letter to the contrary, the Company Parties and the Required Backstop Parties may determine to round certain allocations of New Money Senior Secured Notes and make such further adjustments as are necessary so that the aggregate principal amount of the New Money Senior Secured Notes (other than the Put Option Premium Notes) is equal to the New Money Amount.

(f) The Company Parties hereby agree to (i) file a motion with the Bankruptcy Court seeking entry of the Backstop Order, in form and substance reasonably acceptable to the Required Backstop Parties, not later than one (1) Business Day after the Petition Date, and (ii) obtain entry of the Backstop Order not later than twenty-two (22) days after the Petition Date (such date, as it may be extended in accordance with this Section 1(f), the “Backstop Order Deadline”); provided that if the Bankruptcy Court is unavailable to hold a hearing on such motion on or prior to such date for reasons not attributable to any act or omission of the Company Parties, the Backstop Order Deadline shall automatically be extended to the first date thereafter on which the Bankruptcy Court is available to hold such hearing, but in no event later than twenty-eight (28) days after the Petition Date. The Backstop Order Deadline may be extended only with the prior written consent of the Required Backstop Parties. The Company Parties shall not seek or consent to any modification of the Backstop Order without the prior written consent of the Required Backstop Parties (such consent not to be unreasonably withheld, delayed, or conditioned). The Backstop Order shall provide that the Put Option Premium shall constitute an Administrative Claim, subject to the terms and condition of this Commitment Letter.

(g) Notwithstanding anything to the contrary set forth in the RSA or the Rights Offering Procedures, each Backstop Party shall, severally and not jointly, fund (or cause to be funded) an amount equal to (x) the aggregate principal amount of New Money Senior Secured Notes such Backstop Party is required to purchase pursuant to its Primary Commitment and its Backstop Commitment, minus (y) $20,000,000 multiplied by a fraction equal to such principal amount divided by the New Money Amount (such amount, the “Purchase Price”), to Stretto, Inc., in its capacity as the subscription agent under the Rights Offering Procedures (in such capacity, the “Funding Agent”). Such funding shall be made by wire transfer of immediately available funds in accordance with the instructions set forth in a written notice delivered by or on behalf of Mercer or the Funding Agent to each Backstop Party no later than four (4) Business Days prior to the Funding Deadline (as defined below) set forth therein, setting forth the aggregate principal amount of New Money Senior Secured Notes such Backstop Party is required to purchase pursuant to its Primary Commitment and its Backstop Commitment, the applicable Purchase Price, the Funding Deadline, and wire instructions (the “Funding Notice”), on or prior to the deadline specified in the Funding Notice, which deadline shall be no later than the date that is four (4) Business Days prior to the anticipated Plan Effective Date (such deadline, the “Funding Deadline”). If the Plan Effective Date has not occurred on or prior to the tenth (10th) Business Day following the Funding Deadline, then any funds deposited with the Funding Agent by a Backstop Party (or any of its Backstop Designees) will be returned, with interest, to an account or accounts designated by such Backstop Party upon written request of such Backstop Party (which may be by e-mail), as soon as reasonably practicable, but in any event within two (2) Business Days after such request. Mercer shall promptly deliver to the Funding Agent any written authorization required to effect such return. Notwithstanding the foregoing, if a Funding Default (as defined below) shall have occurred and Mercer has commenced the process for the exercise of Default Purchase Rights (as defined below) by Non-Defaulting Backstop Parties (as defined below) in accordance with Section 1(h), then such tenth (10th) Business Day shall be extended to the date that is the fifth (5th) Business Day following the date on which the procedures set forth in Sections 1(h) and 1(i) have been completed. In addition, if the Company Parties, with the prior written consent of the Required Backstop Parties (e-mail of counsel being sufficient), have elected to continue the Rights Offering notwithstanding the occurrence of any event that would otherwise result in its termination, such tenth (10th) Business Day shall be extended for the duration of such continuation period.

(h) In the event that a Backstop Party defaults (a “Funding Default”) on its obligation to fund all or any portion of its Primary Commitment or its Backstop Commitment on or prior to the Funding Deadline (each such Backstop Party, a “Defaulting Backstop Party”), then each Backstop Party that is not a Defaulting Backstop Party (each such Backstop Party, a “Non-Defaulting Backstop Party”) shall have the right (the “Default Purchase Right”), but not the obligation, to elect to commit to purchase up to such Non-Defaulting Backstop Party’s Adjusted Commitment Percentage of the aggregate principal amount of all New Money Senior Secured Notes (including Unsubscribed Notes) required to be purchased by the Defaulting Backstop Party pursuant to Section 1(a) but which the Defaulting Backstop Party did not fund in accordance with this Commitment Letter. Within two (2) Business Days after a Funding Default, Mercer (on behalf of the Company Parties) shall send a written notice to each Non-Defaulting Backstop Party specifying (i) the aggregate principal amount of New Money Senior Secured Notes that the Defaulting Backstop Parties were required to purchase pursuant to their respective Primary Commitments but did not fund in accordance with this Commitment Letter (the “Default Primary Notes”), (ii) the aggregate principal amount of Unsubscribed Notes that the Defaulting Backstop Parties were required to purchase pursuant to their respective Backstop Commitments but did not fund in accordance with this Commitment Letter (the “Default Backstop Notes” and, together with the Default Primary Notes, collectively, the “Default Notes”), and (iii) the maximum aggregate principal amount of Default Primary Notes and Default Backstop Notes such Non-Defaulting Backstop Party may elect to commit to purchase pursuant to its Default Purchase Right (determined in accordance with the first sentence of this Section 1(h)). Each Non-Defaulting Backstop Party will have three (3) Business Days after receipt of such notice to exercise its Default Purchase Right by notifying Mercer in writing of its election and specifying the aggregate principal amount of Default Primary Notes and/or Default Backstop Notes that it is committing to purchase (up to the maximum aggregate principal amount it is permitted to commit to purchase pursuant to the first sentence of this Section 1(h)). If any Non-Defaulting Backstop Party elects to commit to purchase less than the maximum aggregate principal amount of Default Notes it has the right to purchase pursuant to the first sentence of this Section 1(h), or does not elect to commit to purchase any Default Notes within the three (3) Business Day period referred to in the immediately preceding sentence, then the Default Notes that such Non-Defaulting Backstop Party does not commit to purchase may be purchased by any other Non-Defaulting Backstop Parties that exercised in full their respective Default Purchase Rights. That right shall be allocated pro rata based on the respective Adjusted Commitment Percentages of such Non-Defaulting Backstop Parties, and commitments for such purchases shall be provided using substantially the same procedures set forth in the two immediately preceding sentences. To the extent the procedure described in the preceding sentence does not result in Non-Defaulting Backstop Parties committing to purchase all Default Notes, such procedure shall be repeated until either (A) Non-Defaulting Backstop Parties have elected to commit to purchase all of the Default Notes or (B) Non-Defaulting Backstop Parties have ceased providing elections to commit to purchase Default Notes and have not elected to commit to purchase all Default Notes. Any Default Primary Notes or Default Backstop Notes purchased by a Non-Defaulting Backstop Party pursuant to this Section 1(h) shall be accompanied by the Stapled Equity and/or Backstop Equity that would have been distributed to the applicable Defaulting Backstop Party in respect thereof.

(i) If any Non-Defaulting Backstop Party elects to commit to purchase any Default Notes pursuant to Section 1(h), each such Non-Defaulting Backstop Party hereby agrees, severally and not jointly, to fund (or cause to be funded) to the Funding Agent an amount equal to the aggregate Purchase Price (calculated in the same manner as set forth in Section 1(g), substituting the aggregate principal amount of such Default Notes for the aggregate principal amount referred to in clauses (x) and (y) thereof) for the Default Notes that it has elected to purchase, no later than two (2) Business Days after Mercer, on behalf of the Company Parties, notifies the Non-Defaulting Backstop Parties of such elections.

2. Put Option Premium.

(a) As consideration for the right to require each Backstop Party, severally and not jointly, to (i) purchase (or cause to be purchased), at the Closing, New Money Senior Secured Notes pursuant to such Backstop Party’s Primary Commitment and (ii) purchase (or cause to be purchased), at the Closing, such Backstop Party’s Backstop Commitment Percentage of all Unsubscribed Notes pursuant to such Backstop Party’s Backstop Commitment, in both cases subject to such Backstop Party’s Aggregate Commitment Amount (such right, as applicable to all Backstop Parties, the “Put Option”), on the Plan Effective Date, the Company Parties shall pay (or cause to be paid) to each Backstop Party (or, by direction of such Backstop Party, to its Backstop Designee), its pro rata share (as determined in accordance with the last sentence of this Section 2(a)) of a nonrefundable put option premium in an aggregate amount equal to $56,000,000 (the “Put Option Premium”), in the form of additional New Money Senior Secured Notes in an aggregate principal amount equal to the Put Option Premium (the “Put Option Premium Notes”), to be issued pursuant to the New Senior Secured Notes Indenture and registered in accordance with instructions provided to Mercer by each Backstop Party not less than two (2) Business Days prior to the Closing; provided, that the Put Option Premium Notes (A) shall be fungible with, and have the same terms (including as to security, ranking, interest rate, maturity, and call protection) as, the other New Money Senior Secured Notes, (B) shall be issued solely to each Backstop Party (or its Backstop Designee(s)) and not to any other Rights Offering Participant or holder of Senior Notes, and (C) shall be in addition to, and shall not reduce, the New Money Amount; provided, further, that if this Commitment Letter is terminated prior to the Plan Effective Date for any reason other than a breach of this Commitment Letter or the other Definitive Documents by the Backstop Parties, then the Put Option

Premium shall be payable in cash to each Backstop Party (or, by direction, to its Backstop Designee(s)) on the earlier of (x) twenty (20) Business Days after such termination and (y) the consummation of an Alternative Transaction (as defined in the RSA) in accordance with this Section 2(a). The amount of the Put Option Premium payable to each Backstop Party (or, by direction, to its Backstop Designee(s)) shall be calculated on a pro rata basis based upon each Backstop Party’s respective Backstop Commitment Percentage, and, as applicable, the amount thereof designated to each applicable Backstop Party’s Backstop Designee(s).

(b) The Company Parties hereby acknowledge and agree that the Put Option Premium (i) shall be fully earned as of the date of this Commitment Letter, and shall be due and payable as set forth in Section 2(a), (ii) shall not be refundable under any circumstance or, except as set forth herein, creditable against any other amount paid or to be paid in connection with this Commitment Letter (or any of the transactions contemplated hereby) or otherwise, (iii) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense, or counterclaim, (iv) shall be deemed an Administrative Claim, and (v) to the extent the Plan is consummated, shall be treated for U.S. federal income tax purposes as additional consideration received by each Backstop Party in connection with the exchange of the Senior Notes pursuant to the Plan and not as a fee for services, and none of the Company Parties or Backstop Parties shall take any position or action inconsistent with such treatment and/or characterization, except pursuant to a “determination” as defined in Section 1313 of the Code. Consistent with the treatment in prong (v) of this paragraph and applicable law as in effect on the date hereof, the Company Parties shall not deduct or withhold any U.S. federal income taxes from the Put Option Premium payable to a Backstop Party; provided that prior to such payment the Backstop Party shall have provided Company Parties and any applicable withholding agent with a valid, properly completed and duly executed IRS Form W-9 or the appropriate version of IRS Form W-8 (including any attachments thereto) establishing it is entitled to a complete exemption from U.S. federal withholding tax with respect to such payment. The only exceptions are deductions or withholding required as a result of either: (i) a change in applicable law after the date of the RSA; or (ii) a determination within the meaning of Section 1313(a) of the Code.

(c) Notwithstanding anything to the contrary set forth in Section 2(a) or Section 2(b), (i) no Defaulting Backstop Party (nor any of its Backstop Designees) shall be entitled to receive any portion of the Put Option Premium (including any Put Option Premium Notes or any cash payment in respect thereof), and (ii) any Non-Defaulting Backstop Party that purchases (or causes its Backstop Designee to purchase) Default Notes of a Defaulting Backstop Party pursuant to Section 1(h) shall be entitled to receive an additional portion of the Put Option Premium equal to the product of (A) the portion of the Put Option Premium that would have been payable to such Defaulting Backstop Party if such Defaulting Backstop Party had not committed a Funding Default and (B) a fraction, the numerator of which is the aggregate principal amount of Default Notes of such Defaulting Backstop Party that such Non-Defaulting Backstop Party purchases (or causes its Backstop Designee to purchase) and the denominator of which is the aggregate principal amount of all Default Notes of such Defaulting Backstop Party. If there is more than one Defaulting Backstop Party and one or more Non-Defaulting Backstop Parties purchase Default Notes pursuant to Section 1(h), then, for purposes of applying this Section 2(c), the Default Notes purchased by each Non-Defaulting Backstop Party shall be deemed to be allocated among all Defaulting Backstop Parties on a pro rata basis (based on the aggregate principal amount of Default Notes of each Defaulting Backstop Party).

3. Conditions. The occurrence of the Plan Effective Date and the consummation of the Rights Offering (the “Closing”), including the obligation of the Backstop Parties to purchase New Money Senior Secured Notes pursuant to their respective Primary Commitments and Backstop Commitments, shall be subject to the satisfaction (or waiver in writing by the Required Backstop Parties) of all of the conditions set forth on Exhibit B attached hereto (the “Specified Conditions”) at or prior to the Closing (it being understood and agreed that any signature page to any Definitive Document that is executed and delivered to any Company Party prior to the Closing by any Backstop Party or any of its Backstop Designees (other than any executed and delivered signature page to this Commitment Letter, the RSA, or any joinder thereto) shall not be released and attached to such Definitive Document, and such Definitive Document shall not become effective, unless and until all of the Specified Conditions have been satisfied or waived by the Required Backstop Parties (other than those Specified Conditions which are to be satisfied only at the Closing, but subject to the satisfaction (or waiver by the Required Backstop Parties) of such Specified Conditions at the Closing)).

4. Termination. Unless earlier terminated in accordance with this Commitment Letter, this Commitment Letter and the Primary Commitments and the Backstop Commitments contemplated hereby shall terminate automatically and immediately, without a need for any further action on the part of (or notice provided to) any Person, upon the earliest to occur of: (a) the time of (i) the commencement by any Company Party of any insolvency, bankruptcy, reorganization, or other similar proceedings other than the Chapter 11 Cases (including, without limitation, any proceeding under chapter 7 of title 11 of the United States Code, the Companies’ Creditors Arrangement Act (Canada), or any insolvency law of Germany), (ii) the filing of any involuntary insolvency, bankruptcy, reorganization, or other similar proceeding against or with respect to any Company Party or the entry of an order for relief pursuant to any such involuntary proceeding against or with respect to any Company Party, or (iii) the dismissal of any of the Chapter 11 Cases, the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or the appointment of a trustee or an examiner with expanded powers in any of the Chapter 11 Cases, (b) the termination of the RSA as to all parties thereto in accordance with its terms, (c) the Closing, and (d) 5:00 p.m. (Eastern Time) on December 31, 2026, which time shall be automatically extended for thirty (30) additional calendar days if the Plan Effective Date has not occurred solely because required Regulatory Approvals have not yet been obtained (the time in this clause (d), the “Outside Deadline”); provided, that the initial Outside Deadline may be extended to any time up to 5:00 p.m. (Eastern Time) on the thirtieth (30th) day following the Outside Deadline (as in effect prior to such extension) upon the written consent of the Required Backstop Parties. In addition, the Required Backstop Parties shall have the right to terminate this Commitment Letter and the Primary Commitments and the Backstop Commitments contemplated hereby upon the giving of written notice of termination to the Company Parties at any time following (i) the happening, the existence, or the occurrence of a material breach by any Company Party of its obligations under this Commitment Letter which remains uncured for five (5) Business Days following written notice from the Required Backstop Parties or their counsel to the Company Parties or (ii) the failure of the Company Parties to comply with the Backstop Order Deadline set forth in Section 1(f) hereof.

5. Assignment; Binding Agreement. This Commitment Letter shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Commitment Letter nor any of the rights, interests, or obligations under this Commitment Letter shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of Mercer and the Required Backstop Parties. Notwithstanding the immediately preceding sentence, any Backstop Party’s Backstop Commitments may be freely assigned, delegated, or transferred, in whole or in part, by such Backstop Party to (a) any other Backstop Party, (b) any Affiliate of a Backstop Party (and in such case, the parties agree for U.S. federal income tax purposes, to treat the Affiliate having received the Backstop Commitments on behalf of the transferring Backstop Party, and the Affiliate shall be required to pay any transfer or similar tax, if any, associated with the registration of any New Money Senior Secured Notes, Backstop Equity, and/or Put Option Premium Notes in the name of the Affiliate), or (c) any other Person not referred to in clause (a) or clause (b) above (and in such case, the parties agree for U.S. federal income tax purposes, to treat such Person having received the Backstop Commitments on behalf of the transferring Backstop Party, and such Person shall be required to pay any transfer or similar tax, if any, associated with the registration of any New Money Senior Secured Notes,

Backstop Equity, and/or Put Option Premium Notes in the name of such Person) so long as such Person is approved in writing (e-mail being sufficient) by the Required Backstop Parties and the Company Parties prior to such assignment, delegation, or transfer; provided, that, in any such case, (i) any such assignee assumes the Backstop Commitments of the assigning Backstop Party hereunder that are being assigned to such assignee and agrees in writing prior to such assignment to be bound by the terms hereof in the same manner as the assigning Backstop Party with respect to such Backstop Commitments and (ii) any such assignee must be an Accredited Investor and, if not already a party to the RSA, shall have executed and delivered a joinder to the RSA (and, upon the effective date of any such assignment, such assignee shall be a “Backstop Party” hereunder with respect to the Backstop Commitments assigned to such assignee). For the avoidance of doubt, no Transfer (as defined in the RSA) of any Senior Notes by a Backstop Party shall relieve such Backstop Party of its obligations under this Commitment Letter.

6. Designation. Notwithstanding anything to the contrary in this Commitment Letter (but without limiting the provisions of Section 5 hereof), any Backstop Party, in its sole discretion, may designate any other Person (including any Backstop Party or any Affiliate of a Backstop Party) that is an Accredited Investor (collectively, the “Backstop Designees”) to (a) purchase, at the Closing, some or all of the New Money Senior Secured Notes that such Backstop Party is required to purchase pursuant to such Backstop Party’s Primary Commitment or Backstop Commitment, (b) receive, at the Closing, some or all of the Backstop Equity that such Backstop Party is entitled to receive by purchasing New Money Senior Secured Notes pursuant to such Backstop Party’s Backstop Commitment, and/or (c) receive, in accordance with Section 2(a), some or all of the portion of the Put Option Premium to be paid to such Backstop Party pursuant to this Commitment Letter, so long as, in the case of clause (a) or clause (b) above, the Backstop Designee properly completes and duly executes copies of all signature pages, questionnaires, forms, certificates, instruments, agreements, and other documents that would be required to be completed and executed by such Backstop Designee pursuant to the Rights Offering Procedures if such Backstop Designee were a Rights Offering Participant with respect to the applicable designation; provided, that, notwithstanding anything herein or elsewhere to the contrary, the Backstop Commitment of such Backstop Party shall not be reduced, released, or subject to novation prior to the occurrence of the Closing as a result of the designation of a Backstop Designee to purchase all or any portion of the New Money Senior Secured Notes that such Backstop Party is required to purchase pursuant to its Primary Commitment or Backstop Commitment. In any case where a Backstop Party has designated a Backstop Designee to purchase some or all of the aforementioned New Money Senior Secured Notes, such New Money Senior Secured Notes shall be registered in the name of such Backstop Designee at the Closing by the Company Parties. In any case where a Backstop Party has designated a Backstop Designee to receive some or all of the aforementioned Backstop Equity, such Backstop Equity shall be distributed to such Backstop Designee at the Closing by the Reorganized Parent. Any such designation shall be made by a Backstop Party by delivering written notice thereof to the Company Parties at least three (3) days prior to the date on which the Closing shall occur (the “Closing Date”), which notice shall (i) specify the name of each such Backstop Designee and any other information with respect to each such Backstop Designee that is required to be provided with respect to designations in the Rights Offering Procedures and (ii) specify the principal amount or number of New Money Senior Secured Notes, Backstop Equity, and/or Put Option Premium Notes that should be registered in the name of and/or delivered to each such Backstop Designee. For U.S. federal income tax purposes, the Backstop Parties and the Company Parties agree that the New Money Senior Secured Notes, Backstop Equity, and/or Put Option Premium Notes shall be treated as purchased by and received by, as applicable, the Backstop Parties and treated as set forth in Section 2(a) and (b) above. Any Backstop Party that has designated a Backstop Designee shall be required to pay any transfer or similar tax, if any, associated with the registration of any New Money Senior Secured Notes, Backstop Equity, and/or Put Option Premium Notes in a name other than that of the Backstop Party.

7. Indemnification. Whether or not the transactions contemplated by this Commitment Letter are consummated, the Company Parties hereby agree, jointly and severally, to indemnify and hold harmless (a) each of the Backstop Parties, (b) each of the current or former Affiliates of each of the Backstop Parties, and (c) each of the current or former stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors, and controlling persons of each of the Persons described in clause (a) and clause (b) above (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees, but excluding taxes of the Backstop Parties), interest, penalties, judgments, and settlements related to a third party claim, imposed on, sustained, incurred, or suffered by, or asserted against, any Indemnified Party as a result of, arising out of, related to, or in connection with, directly or indirectly, this Commitment Letter, the Primary Commitments, the Backstop Commitments, the Put Option Premium Notes, the New Money Senior Secured Notes, the Backstop Equity, the Rights Offering, the Restructuring, the Chapter 11 Cases, the Plan, or any of the Definitive Documents, any of the transactions contemplated by the Restructuring or any of the Definitive Documents, or any claim, litigation, investigation, or other Action relating to or arising out of any of the foregoing, regardless of whether any such Indemnified Party is a party thereto, and whether or not any such claim or Action is brought by any of the Company Parties or any of their respective Affiliates, and to pay and/or reimburse each such Indemnified Party for the reasonable and documented legal and other out-of-pocket costs and expenses as they are incurred in connection with investigating, monitoring, responding to, prosecuting, or defending any of the foregoing (collectively, “Losses”); provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to Losses that (i) are determined by a final, non-appealable decision by a court of competent jurisdiction to have resulted from any act by such Indemnified Party that constitutes actual and intentional fraud, bad faith, willful misconduct, or a material breach of the obligations of such Indemnified Party under this Commitment Letter or (ii) arise from a dispute solely among Indemnified Parties not arising out of any act or omission on the part of the Company Parties. The Company Parties shall not be liable for any settlement of any indemnified Losses effected without their written consent (which consent shall not be unreasonably withheld). The terms set forth in Section 2 and this Section 7 shall survive termination of this Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated by this Commitment Letter are consummated.

8. No Recourse. Notwithstanding anything that may be expressed or implied in this Commitment Letter, and notwithstanding the fact that certain of the Backstop Parties may be partnerships or limited liability companies, the Company Parties covenant, agree, and acknowledge that no recourse under this Commitment Letter shall be had against any former, current, or future directors, officers, agents, Affiliates, general or limited partners, members, managers, employees, stockholders, equity holders, or controlling persons of any Backstop Party, or any former, current, or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers, employees, stockholders, equity holders, or controlling persons of any of the foregoing (other than any of the foregoing that is a Backstop Party) (any such Person, a “No Recourse Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), or by virtue of any statute, regulation, or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any No Recourse Party for any obligation of any Backstop Party under this Commitment Letter for any claim based on, in respect of, or by reason of such obligations or their creation.

9. Notice. Except as otherwise expressly provided in this Commitment Letter, all notices, requests, demands, document deliveries, and other communications under this Commitment Letter shall be in writing and shall be deemed to have been duly given, provided, made, or received (a) when sent by electronic mail (“e-mail”), (b) when delivered personally, (c) one (1) Business Day after deposit with an overnight courier service, or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid, in any such case to any party at the address or e-mail address for such party set forth under such party’s signature hereto (or at such other address or e-mail address for a party as shall be specified by like notice). Any notice, request, demand, document delivery, or other communication under this Commitment Letter sent or delivered to any Backstop Party shall also be sent or delivered to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, Attention: Jacob A. Adlerstein (jadlerstein@paulweiss.com); Sung Pak (spak@paulweiss.com); Joseph Graham (jgraham@paulweiss.com); and Alexandria Plaia (aplaia@paulweiss.com). Any notice, request, demand, document delivery, or other communication under this Commitment Letter sent or delivered to any Company Party shall also be sent or delivered to Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, Attention: Ray C. Schrock (Ray.Schrock@lw.com); Keith Simon (Keith.Simon@lw.com); Joe Zujkowski (Joe.Zujkowski@lw.com); Nicholas Messana (Nicholas.Messana@lw.com).

10. No Third Party Beneficiaries. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto and other than (a) the Indemnified Parties (solely with respect to Section 7 hereof) and (b) the No Recourse Parties (solely with respect to Section 8 hereof).

11. Entire Agreement. This Commitment Letter constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, by and among the parties hereto with respect to the subject matter hereof (other than the RSA and the Term Sheet, which shall continue in accordance with their terms). In the event of any conflict between this Commitment Letter and the RSA or the Term Sheet with respect to the Put Option, the Put Option Premium, the Primary Commitments, or the Backstop Commitments, the terms of this Commitment Letter shall control.

12. Relationship of the Parties. Each party hereto acknowledges and agrees that (a) this Commitment Letter is not intended to, and does not, create any agency, partnership, fiduciary, or joint venture relationship among the parties hereto and neither this Commitment Letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Backstop Parties under this Commitment Letter are solely contractual in nature. Each party hereto acknowledges and agrees that each Backstop Party and its Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Company Parties and/or the other Backstop Parties, and that this Commitment Letter and the Primary Commitment and the Backstop Commitment made by such Backstop Party hereunder in no way limits or restricts the ability of such Backstop Party or any of its Affiliates, now or at any time in the future, with regard to making such investments or engaging in such businesses.

13. No Admission. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Commitment Letter and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Commitment Letter.

14. Counterparts. This Commitment Letter may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Commitment Letter, facsimile and portable document format signatures (including via DocuSign or a similar service) shall be deemed originals.

15. Governing Law. THIS COMMITMENT LETTER AND ANY DISPUTE, CLAIM, CONTROVERSY, OR OTHER ACTION (WHETHER IN CONTRACT, TORT, EQUITY, OR UNDER ANY OTHER THEORY) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD PERMIT OR REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

16. Jurisdiction; Venue. ALL ACTIONS (WHETHER BASED IN CONTRACT, TORT, EQUITY, OR ANY OTHER THEORY) BROUGHT AGAINST ANY OF THE PARTIES HERETO BASED UPON, ARISING OUT OF, OR RELATING TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK (AND ANY APPELLATE COURTS OF THE FOREGOING). BY EXECUTING AND DELIVERING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS REFERRED TO IN THE IMMEDIATELY PRECEDING SENTENCE; (B) WAIVES ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTIONS BROUGHT AGAINST ANY OF THE PARTIES HERETO BASED UPON, ARISING OUT OF, OR RELATING TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH ACTION IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS AS SET FORTH UNDER SUCH PARTY’S SIGNATURE PAGE HERETO; AND (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH ACTION IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTWITHSTANDING THE FOREGOING, FROM AND AFTER THE PETITION DATE AND FOR SO LONG AS THE CHAPTER 11 CASES REMAIN PENDING, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY SUCH ACTION (OR, IF THE BANKRUPTCY COURT DECLINES TO EXERCISE JURISDICTION, THE COURTS REFERRED TO ABOVE).

17. Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF, OR RELATING TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. Except as prohibited by Law, each Company Party hereby waives any right which it may have to claim or recover in any Action referred to in the immediately preceding sentence any special, exemplary, punitive, or consequential damages or any damages other than, or in addition to, actual damages. Each Company Party (a) certifies that none of the Backstop Parties nor any agent or representative of any of the Backstop Parties has represented, expressly or otherwise, that the Backstop Parties would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into this Commitment Letter, the Backstop Parties are relying upon, among other things, the waivers and certifications contained in this Section 17.

18. Amendment. Any term or other provision of this Commitment Letter may be amended or modified and the compliance with any term or other provision of this Commitment Letter may be waived (either generally or in a particular instance and either retroactively or prospectively) only if such amendment, modification, or waiver is signed, in the case of an amendment or modification, by the Required Backstop Parties and Mercer, or in the case of a waiver, by the Required Backstop Parties (if compliance by the Company Parties is being waived) or by the Required Backstop Parties and Mercer (if compliance by any of the Backstop Parties is being waived); provided, however, that (a) any amendment or modification to this Commitment Letter that would have the effect of changing the Backstop Commitment Percentage of any Backstop Party or increasing the Aggregate Commitment Amount of any Backstop Party shall require the prior written consent of such Backstop Party, (b) any amendment or modification to clause (d) of Section 4 (including the definition of “Outside Deadline” and the proviso set forth in such clause (d)) shall require the prior written consent of each Backstop Party, and (c) any amendment or modification to this Commitment Letter that would adversely affect any of the rights or obligations (as applicable) of any Backstop Party set forth in this Commitment Letter in a manner that is different or disproportionate in any material respect from the effect on the comparable rights or obligations (as applicable) of the Required Backstop Parties set forth in this Commitment Letter (other than in proportion to the amount of the Primary Commitments or the Backstop Commitments, as applicable, held by each of the Backstop Parties) shall also require the prior written consent of such affected Backstop Party (it being understood that in determining whether consent of any Backstop Party is required pursuant to this clause (c), no personal circumstances of such Backstop Party shall be considered).

19. Several, Not Joint, Obligations. The covenants, commitments, agreements, and other obligations of the Backstop Parties under this Commitment Letter are, in all respects, several and not joint or joint and several, such that no Backstop Party shall be liable or otherwise responsible for any covenants, commitments, agreements, and other obligations of any other Backstop Party, or any breach or violation thereof.

20. Disclosure. Unless otherwise required by applicable Law, none of the Company Parties will disclose to any Person any of the information set forth on each of the Backstop Parties’ signature pages or Annex A hereto (including (x) the identities of the Backstop Parties, and (y) the Backstop Commitment Percentage of each Backstop Party), except for (a) disclosures made with the prior written consent of each Backstop Party whose information will be disclosed, (b) disclosures to the Company Parties’ agents or representatives in connection with the transactions contemplated hereby and subject to their agreement to maintain the confidentiality of such disclosed information on the terms set forth in this Section 20, and (c) disclosures required in filings with the Bankruptcy Court (including pursuant to Rule 2019 of the Federal Rules of Bankruptcy Procedure), in each case subject to any redaction and confidentiality protections provided for in the RSA or otherwise available under applicable Law.

21. Interpretation; Rules of Construction. When a reference is made in this Commitment Letter to a Section, Exhibit, or Annex, such reference is to a Section of, or Exhibit or Annex to, this Commitment Letter unless otherwise indicated. Unless the context of this Commitment Letter otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Commitment Letter; and (d) the words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words

“without limitation.” The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Commitment Letter and, therefore, waive the application of any regulation, holding, rule of construction, or Law providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Prior drafts of this Commitment Letter or the fact that any terms or provisions have been added, deleted, or otherwise modified from any prior drafts of this Commitment Letter shall not be construed in favor of or against any party on account of its participation in any negotiations and/or drafting of this Commitment Letter or be used as an aid of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such prior drafts.

22. Representations and Warranties.

(a) Each of the Company Parties, jointly and severally, hereby represents and warrants to each of the Backstop Parties, as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such earlier date), as set forth in Exhibit C-1 attached hereto.

(b) Each Backstop Party, severally and not jointly, hereby represents and warrants to the Company Parties, as to itself only, as of the date hereof and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such earlier date), as set forth in Exhibit C-2 attached hereto.

[Remainder of Page Intentionally Left Blank.]

Kindly countersign a copy of this Commitment Letter and return it to the undersigned to confirm your agreement with the terms and conditions set forth herein.

Sincerely,

[BACKSTOP PARTY]

By:
Name:
Title:

Address:

E-mail Address(es):

ACCEPTED AND AGREED:

MERCER INTERNATIONAL INC.

By:	/s/ Richard Short
Name:	Richard Short
Title:	Chief Financial Officer

Address: Suite 1120, 700 West Pender Street, Vancouver, British Columbia V6C 1G8 Email Address(es): richard.short@mercerint.com

MERCER INTERNATIONAL (TEXAS) LLC

By: Mercer International Inc. its Sole Member

By:	/s/ Richard Short
Name:	Richard Short
Title:	Chief Financial Officer

Address: Suite 1120, 700 West Pender Street, Vancouver, British Columbia V6C 1G8 Email Address(es): richard.short@mercerint.com

EXHIBIT A

Certain Definitions1

“Accredited Investor” means an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

“Action” means any claim, action, cause of action, demand, suit, litigation, arbitration, inquiry, investigation, audit, notice of violation, proceeding, or hearing, whether civil, criminal, administrative, or otherwise, at law or in equity, by or before any Governmental Authority.

“Adjusted Commitment Percentage” means, with respect to any Non-Defaulting Backstop Party, a fraction, expressed as a percentage, (a) the numerator of which is the Backstop Commitment Percentage of such Non-Defaulting Backstop Party and (b) the denominator of which is the sum of the Backstop Commitment Percentages of all Non-Defaulting Backstop Parties.

“Aggregate Commitment Amount” means, with respect to any Backstop Party, the product of (a) such Backstop Party’s Backstop Commitment Percentage and (b) the New Money Amount.

“Applicable Percentage” means, with respect to any Backstop Party, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate principal amount of the New Money Senior Secured Notes that such Backstop Party purchases (or causes its Backstop Designee(s) to purchase) pursuant to such Backstop Party’s Backstop Commitment and, if applicable, the aggregate principal amount of any Default Backstop Notes that such Backstop Party purchases (or causes its Backstop Designee(s) to purchase) pursuant to Section 1(h) and (b) the denominator of which is the New Money Amount.

“Backstop Commitment Percentage” means, with respect to any Backstop Party, the percentage set forth opposite the name of such Backstop Party under the heading “Backstop Commitment Percentage” on Annex A hereto.

“Backstop Order” means the order entered by the Bankruptcy Court approving and authorizing the Company Parties’ entry into this Commitment Letter and other related documents and procedures.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Knowledge of the Company” means the knowledge of Mercer, or any other member of the executive leadership team, and, in the case of each of the foregoing, any of their respective successors.

“Law” means any federal, state, local, foreign, or supranational statute, law (including common law), ordinance, rule, regulation, code, order, judgment, writ, injunction, or decree of any Governmental Authority.

[1]	Capitalized terms used in this Exhibit A without definitions shall have the meanings given to such terms in the Backstop Commitment Letter to which this Exhibit A is attached.

“Permitted Encumbrances” means (a) Encumbrances for utilities and current Taxes not yet due and payable, Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books and records, or Taxes that are due but may not be paid as a result of the commencement of the Chapter 11 Cases, (b) easements, rights of way, restrictive covenants, encroachments, and similar non-monetary encumbrances or non-monetary impediments against any of the assets of the Company Parties which do not, individually or in the aggregate, adversely affect the operation of the business of the Company Parties thereon, (c) applicable zoning Laws, building codes, land use restrictions, and other similar restrictions imposed by Law (but not restrictions arising from a violation of any such Laws) which are not violated by the current use of the assets and properties of the Company Parties, (d) materialmans’, mechanics’, artisans’, shippers’, warehousemans’, or other similar common law or statutory liens incurred in the Ordinary Course of Business for sums not yet due and payable or that are due but may not be paid as a result of the commencement of the Chapter 11 Cases and do not result from a breach, default, or violation by a Company Party of any Contract or Law, (e) any obligations, liabilities, or duties created by this Commitment Letter or any of the other Definitive Documents, and (f) solely for purposes of the representations and warranties set forth in Section 3 that are made prior to the Plan Effective Date (and excluding from this clause (f), the representations and warranties set forth in Section 3 that are made at the Plan Effective Date), Encumbrances that will be removed by operation of the Confirmation Order or the Plan.

“Required Backstop Parties” means, as of any time of determination, the Non-Defaulting Backstop Parties (together with their respective Affiliates that are Backstop Parties as of such time) holding at least 50.1% of the aggregate Backstop Commitment Percentages as of such time.

“Rights Offering Participant” means each holder of Senior Notes Claims that is entitled to participate in the Rights Offering in accordance with the Plan and the Rights Offering Procedures.

“Rights Offering Procedures” means the procedures for the conduct of the Rights Offering approved by the Bankruptcy Court, which shall be consistent with the Term Sheet and this Commitment Letter and otherwise in form and substance reasonably acceptable to the Required Backstop Parties (it being understood that the Required Backstop Parties shall not withhold their acceptance on account of any provision that is consistent with this Commitment Letter and the Term Sheet) and the Company Parties.

“Subscription Deadline” means the deadline established in the Rights Offering Procedures by which Rights Offering Participants must validly exercise their Rights and, if applicable, submit payment therefor.

“Unsubscribed Notes” means New Money Senior Secured Notes (other than the Put Option Premium Notes) in an aggregate principal amount equal to (a) the aggregate principal amount of the New Money Senior Secured Notes (other than the Put Option Premium Notes) offered in the Rights Offering minus (b) the aggregate principal amount of such New Money Senior Secured Notes that are subscribed for by Rights Offering Participants (including, for the avoidance of doubt, the New Money Senior Secured Notes the Backstop Parties have committed to purchase pursuant to their Primary Commitments) pursuant to duly exercised Rights in accordance with the Rights Offering Procedures.

EXHIBIT B2

The occurrence of the Closing, including the obligation of the Backstop Parties to purchase New Money Senior Secured Notes pursuant to their respective Primary Commitments and Backstop Commitments, shall be subject to the satisfaction (or waiver in writing by the Required Backstop Parties) of all of the conditions set forth on this Exhibit B at or prior to the Closing.

(a) Commitment Letter. The Commitment Letter shall not have been terminated (and no event shall have occurred that purports to terminate the Commitment Letter (even if such termination does not occur as a result of the automatic stay of section 362 of chapter 11 of title 11 of the United States Code or otherwise)) and shall remain in full force and effect.

(b) Restructuring Support Agreement. The RSA shall not have been terminated and shall remain in full force and effect, and the Company Parties shall be in compliance in all material respects with all covenants, terms, and conditions set forth therein, including the Milestones (as the same may be extended in accordance with the RSA).

(c) Backstop Order. The Bankruptcy Court shall have entered the Backstop Order, in form and substance reasonably acceptable to the Required Backstop Parties, and the Backstop Order shall remain in full force and effect and shall not have been stayed, reversed, vacated, or modified without the prior written consent of the Required Backstop Parties (such consent not to be unreasonably withheld, delayed, or conditioned).

(d) Plan; Confirmation Order. The Plan shall be consistent with the RSA and the Term Sheet and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, and the Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the RSA and the Term Sheet and otherwise reasonably acceptable to the Required Backstop Parties, which Confirmation Order shall have become a Final Order and shall be in full force and effect and not stayed. All conditions to the Plan Effective Date set forth in the Plan, the RSA, and the Term Sheet (including the Plan Effective Date Conditions Precedent) shall have been satisfied or waived in accordance therewith (other than those to be satisfied at the Closing).

(e) Conditions to Effectiveness of New Senior Secured Notes Indenture and New Global ABL Credit Agreement. The conditions to the effectiveness of the New Senior Secured Notes Indenture and the New Global ABL Credit Agreement, and to the obligations of the lenders thereunder to make loans or extend credit on the Plan Effective Date, shall have been satisfied or waived in accordance with the terms thereof.

(f) Rights Offering. The Rights Offering shall have been conducted in accordance with the Plan, the Term Sheet, and the Rights Offering Procedures, the New Money Senior Secured Notes in an aggregate principal amount equal to the New Money Amount shall have been subscribed for and purchased (including pursuant to the Primary Commitments and the Backstop Commitments), and the Stapled Equity shall have been issued concurrently therewith. The Senior Notes shall have been cancelled and exchanged on the Plan Effective Date, and the other treatment of Claims and Interests contemplated by the Term Sheet shall have been implemented, in each case in accordance with the Plan.

[2]	Capitalized terms used in this Exhibit B without definitions shall have the meanings given to such terms in the Backstop Commitment Letter to which this Exhibit B is attached.

(g) Definitive Documents. All Definitive Documents (other than this Commitment Letter) and all documents contemplated to be executed in connection with or pursuant to the Definitive Documents shall (i) have been executed, delivered, acknowledged, and/or filed, as applicable, by the Persons intended to be parties thereto, (ii) be consistent with the RSA and the Term Sheet and otherwise in form and substance reasonably acceptable to the Required Backstop Parties (including all schedules, disclosure schedules, annexes, documents, and/or exhibits attached thereto, contained therein, or constituting a part thereof), and (iii) be in full force and effect and not subject to any unfulfilled conditions or contingencies (other than the occurrence of the Closing).

(h) No Injunctions or Restraints; Illegality. As of the Closing, no temporary restraining order, preliminary or permanent injunction, judgment, or other order preventing the Restructuring or any of the transactions contemplated by any of the Definitive Documents shall have been entered, issued, rendered, or made, nor shall any Action seeking any of the foregoing be commenced, pending, or threatened; nor shall there be any Law promulgated, enacted, entered, enforced, or deemed applicable to any of the Backstop Parties or any of the Company Parties which makes the consummation of the Restructuring or any of the transactions contemplated by any of the Definitive Documents illegal, void, or rescinded.

(i) Notices and Consents. All Governmental Authority and third party notifications, filings, waivers, authorizations, and consents necessary or required under applicable Law or pursuant to any permit or contract in connection with the consummation of the Restructuring or any of the transactions contemplated by any of the Definitive Documents (including any such consent required in respect of the Canadian ABL Facility, the German RCF, the Demand Loan Facility, or the Canadian Standby L/C Facility, in each case to the extent required in respect of the treatment thereof under the Term Sheet), shall have been obtained or made, not be subject to unfulfilled conditions or contingencies, and be in full force and effect.

(j) Actions. There shall be no pending, existing, instituted, outstanding, or threatened Action by any Person (including any Governmental Authority) involving any of the Company Parties or any of their respective current or former officers, employees, managers, or directors, in any such case that would reasonably be expected to prevent, make illegal, unwind, or materially delay the Restructuring or any of the transactions contemplated by any of the Definitive Documents.

(k) Expenses. To the extent invoiced, the Company Parties shall have paid in full in cash all Restructuring Expenses that have accrued and remain unpaid as of the Closing in accordance with the terms of the RSA.

(l) Put Option Premium. The Company Parties shall have issued the Put Option Premium Notes to the Backstop Parties or their designees in accordance with the Commitment Letter.

(m) Valid Issuance. All of the New Money Senior Secured Notes (including the Put Option Premium Notes), the New Common Stock (including the New Common Stock issued as Stapled Equity), and the New Convertible Preferred Stock (including the New Convertible Preferred Stock issued as Stapled Equity) to be issued in connection with the Restructuring shall have been validly issued by the Reorganized Company or the Reorganized Parent, as applicable, and, in the case of equity, shall be fully paid and non-assessable, in each case free and clear of all taxes, liens, or other encumbrances, pre-emptive rights, rights of first refusal, subscription, and similar rights, except for any restrictions on transfer as may be imposed by (i) applicable securities Laws or (ii) the New Corporate Governance Documents or, in the case of the New Money Senior Secured Notes, the New Senior Secured Notes Indenture.

(n) Capitalization. On the Plan Effective Date (after giving effect to the consummation of the Restructuring), other than (i) the New Common Stock and New Convertible Preferred Stock distributed to holders of Senior Notes Claims and Existing Equity Interests pursuant to the Plan, (ii) the Stapled Equity and the Backstop Equity distributed to Rights Offering Participants, the Backstop Parties, or their respective Backstop Designees pursuant to the Plan and the Commitment Letter, (iii) equity issued pursuant to the MIP in accordance with the Term Sheet, (iv) New Common Stock issuable upon conversion of the New Convertible Preferred Stock, and (v) Intercompany Interests, no (A) equity interests of any Company Party or (B) pre-emptive rights, rights of first refusal, subscription rights, and/or similar rights to acquire any equity interests of any Company Party (except, in the case of this sub-clause (B), any such rights expressly set forth in the New Corporate Governance Documents) will be issued, outstanding, or in effect.

(o) Good Standing. The Backstop Parties shall have received a certificate of good standing (or equivalent thereof) for each Debtor issued by the applicable Governmental Authority of the jurisdiction of organization, incorporation, or formation of such Debtor as of a date not more than fifteen (15) days prior to the Closing Date.

(p) FIRPTA. The Backstop Parties shall have received a properly completed and duly executed certificate complying with Section 1445 of the Code and Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h) certifying that the Reorganized Parent is not and was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5)-year period ending on the Closing Date.

(q) Governance Documents; Certificate of Designation. (i) The New Corporate Governance Documents shall have been duly executed (to the extent applicable), adopted, and filed, as applicable, and shall be consistent with the Governance and Convertible Preferred Stock Term Sheet in all material respects and otherwise in form and substance reasonably acceptable to the Required Backstop Parties, (ii) the certificate of designation (or equivalent organizational document) establishing the New Convertible Preferred Stock shall have been duly filed with the applicable Governmental Authority, and (iii) each of the foregoing shall be in full force and effect.

(r) Insurance Matters. The Backstop Parties shall have received evidence of (i) an effective officers’ and directors’ liability insurance and fiduciary liability insurance policy that covers the Company Parties, which evidence shall demonstrate that such policy shall be in effect as of the Closing Date and (ii) an effective “tail” (with a term of at least six (6) years) officers’ and directors’ liability insurance and fiduciary liability insurance policy that covers each of the Company Parties, which evidence shall demonstrate that such policy shall be in effect as of the Closing Date.

(s) Representations and Warranties. The representations and warranties of the Company Parties set forth in Section 22(a) of the Commitment Letter and Exhibit C-1 attached thereto shall be true and correct in all material respects (or, in the case of any such representation or warranty that is (i) qualified by materiality or by reference to a material adverse effect or (ii) set forth in Sections (a), (b), (c), (e), and (g) of Exhibit C-1, in all respects), in each case as of the date of the Commitment Letter and as of the Closing Date as if made on and as of the Closing Date (except for any such representation or warranty that expressly relates to an earlier date, which shall be true and correct as of such earlier date).

(t) Officer’s Certificate. The Backstop Parties shall have received on and as of the Closing Date a certificate of a senior officer of Mercer, dated as of the Closing Date, (i) certifying as being true and correct, (A) the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, or other organizational documents of each Company Party, (B) a copy of the resolutions (or written consent) of each Company Party’s board of directors, board of managers, or other applicable governing body and stockholders (including preferred stockholders), members, or other applicable holders of equity interests, as applicable, of such Company Party authorizing the execution, delivery, and performance by such Company Party of each Definitive Document to which such Company Party is a party, and the consummation by such Company Party of the transactions contemplated thereby, and (C) the incumbency of the officers of each Company Party executing any Definitive Document and (ii) certifying that the conditions set forth in this Exhibit B have been satisfied.

EXHIBIT C-13

The Company Parties make the following representations and warranties pursuant to Section 22(a) of the Commitment Letter:

(a) Organization and Good Standing. Each Company Party is a corporation, limited liability company, or other entity (as the case may be) duly incorporated, organized, or formed (as applicable), validly existing and, to the extent such concept is recognized, in good standing under the Laws of its jurisdiction of incorporation, organization, or formation (as applicable) (except to the extent that any failure to maintain good standing arises solely as a result of the commencement of the Chapter 11 Cases), and has full corporate, limited liability company, or other organization power and authority (as applicable) to conduct its business as it is now conducted. Each Company Party is duly qualified or registered to do business as a foreign corporation, limited liability company, or other entity (as applicable) and is in good standing (to the extent such concept is applicable) under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or registration, except where the failure to be so qualified or registered would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Company Parties, taken as a whole.

(b) Authority; No Conflict; Consents.

(i) Subject to the entry by the Bankruptcy Court of the Backstop Order and the Confirmation Order, each Company Party (i) has or will have at the time of execution, the requisite corporate, limited liability company, or other organizational power and authority (as applicable) to enter into, execute, and deliver the Commitment Letter and the other Definitive Documents required in accordance with the Backstop Order, and (ii) has taken, or will have taken at the time of execution, all necessary corporate, limited liability company, or other organizational action (as applicable) required for the due authorization, execution, and delivery of the Commitment Letter and the other Definitive Documents required in accordance with the Backstop Order. Subject to entry by the Bankruptcy Court of the Backstop Order, the Commitment Letter has been (or, in the case of each Definitive Document to be entered into by a Company Party at or prior to the Closing and subject to entry by the Bankruptcy Court of the Confirmation Order, will be) duly executed and delivered by each Company Party that is a party thereto. Subject to entry by the Bankruptcy Court of the Backstop Order, the Commitment Letter constitutes (or, in the case of each Definitive Document to be entered into by a Company Party after the date of the Commitment Letter and at or prior to the Closing and subject to entry by the Bankruptcy Court of the Confirmation Order, will constitute) the legal, valid, and binding obligation of such Company Party (or, in the case of a Definitive Document other than the Commitment Letter and subject to entry by the Bankruptcy Court of the Confirmation Order, the Company Party that is a party thereto), enforceable against such Company Party in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity (the “Enforceability Exceptions”).

[3]	Capitalized terms used in this Exhibit C-1 without definitions shall have the meanings given to such terms in the Backstop Commitment Letter to which this Exhibit C-1 is attached.

(ii) Subject to entry of the Backstop Order and the expiration or waiver by the Bankruptcy Court of the fourteen (14)-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), upon the effectiveness of the Backstop Order, the Commitment Letter constitutes the legal, valid, and binding obligation of each Company Party that is a Debtor, enforceable against such Company Party in accordance with its terms.

(iii) Neither the execution and delivery by the Company Parties of the Commitment Letter nor any of the other Definitive Documents will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation or breach of any provision of the organizational documents of any Company Party; (ii) assuming the accuracy of (A) the Backstop Parties’ representations set forth in Exhibit C-2 and (B) the representations, warranties, and certifications made by the Rights Offering Participants as required in the Rights Offering Procedures, contravene, conflict with, or result in a violation of any Law to which any Company Party or any of the properties, assets, rights, or interests owned, leased, or used by any Company Party are bound or may be subject; except, in the case of clause (ii) above, where such occurrence, event or result would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Company Parties, taken as a whole.

(c) Proceedings. There is no Action pending, existing, instituted, outstanding, or, to the Knowledge of the Company, threatened to which any Company Party is a party or to which any property, asset, right, or interest owned, leased, or used by any Company Party is bound or subject, except for (a) any claim of a creditor or party in interest in the Chapter 11 Cases (excluding any Action by a Governmental Authority) and (b) any Action that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Company Parties, taken as a whole.

(d) Brokers or Finders. Except for the fees payable to Houlihan Lokey Capital, Inc. (which such fees have been disclosed to the Backstop Parties), neither the Company Parties nor any of their respective representatives has incurred or will incur any obligation or liability, contingent or otherwise, for brokerage, investment banking, or finders’ fees or agents’ commissions or other similar payments in connection with the Commitment Letter, any of the other Definitive Documents, the Plan, or the Restructuring (other than, for the avoidance of doubt, any fees in connection with the New Senior Secured Notes Indenture or the New Global ABL Credit Agreement, in each case, in accordance with the RSA and any other payments to be made by any Company Party in accordance with the RSA).

(e) Exemption from Registration. Assuming the accuracy of (a) the Backstop Parties’ representations set forth in Exhibit C-2 and (b) all of the representations, warranties, and certifications to be made by the Rights Offering Participants as required in the Rights Offering Procedures, in each case, as submitted by the respective applicable Backstop Parties or their Affiliates or Backstop Designees and each of the Rights Offering Participants that are purchasers of New Money Senior Secured Notes and Stapled Equity, and subject to entry by the Bankruptcy Court of the Confirmation Order, each of the issuances of the New Money Senior Secured Notes (including the Put Option Premium Notes) and the Stapled Equity (including the Backstop Equity) (collectively, the “Specified Issuances”) will be exempt from the registration and prospectus delivery requirements of Section 4(a)(2) of the Securities Act.

(f) Issuance. As of the Plan Effective Date, subject to entry by the Bankruptcy Court of the Confirmation Order, each of the Specified Issuances will have been duly and validly authorized by the Reorganized Company or the Reorganized Parent, as applicable, and, when the New Common Stock and the New Convertible Preferred Stock (including the Stapled Equity) is issued to the Rights Offering Participants (including the Backstop Parties) against payment therefor, such New

Common Stock and New Convertible Preferred Stock will be duly and validly issued, fully paid, and non-assessable, and free and clear of all taxes, liens, or other encumbrances (other than transfer restrictions imposed under applicable securities Laws), pre-emptive rights, rights of first refusal, subscription rights, and similar rights, in each case, other than as provided under the New Corporate Governance Documents, and when the New Money Senior Secured Notes (including the Put Option Premium Notes) are issued in accordance with the Plan and the Commitment Letter, such New Money Senior Secured Notes will be validly issued and free and clear of all taxes, liens, or other encumbrances (other than transfer restrictions imposed under applicable securities Laws), pre-emptive rights, rights of first refusal, subscription rights, and similar rights, in each case, other than as provided under the New Senior Secured Notes Indenture.

(g) No Violation. Mercer is not in violation of its organizational documents, and no other Company Party is in material violation of its organizational documents. No Company Party is or has been at any time since January 1, 2026, in violation of any Law or order, except for any such default or violation that arises solely as a result of the commencement of the Chapter 11 Cases or that would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Company Parties, taken as a whole.

(h) Compliance with Anti-Corruption, Money Laundering and Import Laws; Export Controls and Economic Sanctions.

(i) During the past five (5) years, none of the Company Parties nor, to the Knowledge of the Company, any of the officers, directors, employees, agents, consultants, representatives, or other Persons acting on behalf of any of the Company Parties, has: (i) directly or indirectly, given, promised, offered, authorized the offering of, or paid anything of value to any public official or employee of any Governmental Authority, in each case, for purposes of (A) materially influencing any official act or official decision of such public official or employee, (B) materially inducing such public official or employee to do or omit to do any act in violation of such official’s or employee’s lawful duty, (C) securing any improper material advantage, or (D) materially inducing such public official or employee to use such official’s or employee’s influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state owned or controlled facilities), in order to assist any of the Company Parties in obtaining or retaining business; or (ii) taken any action in material violation of any applicable anticorruption Law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the U.K. Bribery Act of 2010, and any other applicable anti-corruption or anti-bribery Law of any Governmental Authority of any jurisdiction applicable to any of the Company Parties or any of their respective businesses or operations. There is no pending or, to the Knowledge of the Company, threatened Action with respect to any violation of any applicable anti-corruption Law relating to any of the Company Parties or any of their respective businesses or operations. Each of the Company Parties has in place reasonable controls to ensure material compliance with any applicable anti-corruption Laws.

(ii) Each of the Company Parties is in material compliance, and at all times during the past five (5) years has materially complied, with all applicable Laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable criminal Laws and all applicable financial record-keeping, customer identification, know-your-customer, and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (the “Money Laundering Laws”). No Action by or before any Governmental Authority involving any of the Company Parties with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(iii) Each of the Company Parties has at all times during the past five (5) years been in material compliance with all applicable trade Laws, including import and export control Laws, economic/trade embargoes and sanctions, and anti-boycott Laws, and, except as authorized by the applicable Governmental Authority or Governmental Authorities, has not: (i) exported, re-exported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. International Traffic In Arms Regulations (“ITAR”) (22 C.F.R. § 120 et seq.), or the Export Administration Regulations (the “EAR”) (15 C.F.R. § 730 et seq.), or the economic sanctions programs administered by the U.S. Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq.); (ii) entered into, funded, financed, or facilitated any activities, business, or transaction that is prohibited under any applicable trade Law or with or for the benefit of any Person subject to economic or trade sanctions under applicable trade Laws, including any Person (A) designated as a Specially Designated National by OFAC, (B) on the Denied Persons, Entity, or Unverified Lists of the U.S. Bureau of Industry and Security, or (C) on the Debarred List of the Directorate of Defense Trade Controls of the U.S. Department of State; (iii) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped, or diverted contrary to applicable U.S. export controls and economic/trade sanctions; (iv) imported any goods except in compliance with the import and customs Laws of the United States, including Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by U.S. Customs and Border Protection and the U.S. Department of Commerce; or (v) materially violated the anti-boycott prohibitions, or materially failed to comply with the reporting requirements, of the EAR and the Tax Reform Act of 1976 (26 U.S.C. § 999).

(iv) None of the Company Parties is (i) subject to sanctions or otherwise designated on any list of prohibited or restricted parties, (ii) operating, organized, or resident in a country or territory that is itself the target of comprehensive sanctions, or (iii) owned or controlled by a party described in clause (i) or (ii), in each case, including but not limited to the lists maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union), or other applicable government authority.

(i) Tax Matters. Except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on any Company Party, all material tax returns required to be filed by or on behalf of any Company Party have been properly prepared in all material respects and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid or mutually agreed extensions of time in which to make such filings between the relevant taxing authority and Mercer). Except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on any Company Party, all material taxes payable by or on behalf of any Company Party directly have been fully and timely paid, and adequate reserves or accruals for taxes have been provided in the Most Recent Audited Balance Sheet or, in the case of tax periods that begin following the date of the Most Recent Audited Balance Sheet, the accounting books and records of the Company Parties in respect of any period for which tax returns have not yet been filed or for which taxes are not yet due and owing.

(j) Investment Company Act. None of the Company Parties is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

EXHIBIT C-24

Each Backstop Party, severally and not jointly, makes the following representations and warranties to the Company Parties pursuant to Section 22(b) of the Commitment Letter:

(a) Organization of Such Backstop Party. Such Backstop Party is duly incorporated, organized, or formed (as applicable), validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization, or formation (as applicable), with full corporate, partnership, or limited liability company (as applicable) power and authority to conduct its business as it is now conducted.

(b) Authority; No Conflict; Consents.

(i) Such Backstop Party (i) has the requisite corporate, partnership, limited liability company, or other organizational (as applicable) power and authority (A) to enter into, execute, and deliver the Commitment Letter and (B) to perform and consummate the transactions contemplated thereby, and (ii) has taken all necessary corporate, partnership, limited liability company, or other organizational (as applicable) action required for (x) the due authorization, execution, and delivery by such Backstop Party of the Commitment Letter and (y) the performance and consummation of the transactions contemplated thereby by such Backstop Party. The Commitment Letter has been duly executed and delivered by such Backstop Party. The Commitment Letter constitutes the legal, valid, and binding obligation of such Backstop Party, enforceable against such Backstop Party in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at Law or in equity).

(ii) Neither the execution and delivery by such Backstop Party of the Commitment Letter nor the performance or consummation by such Backstop Party of any of the transactions contemplated thereby will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation or breach of any provision of the organizational documents of such Backstop Party; (ii) contravene, conflict with, or result in a violation of, any pending or existing Law or order to which such Backstop Party, or any of the properties, assets, rights, or interests owned, leased, or used by such Backstop Party, are bound or may be subject; except, in the case of clause (ii) above, where such occurrence, event or result would not reasonably be expected to prohibit, materially delay, or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under the Commitment Letter.

(iii) Except (x) for consents which have been obtained, notices which have been given, and filings which have been made, and (y) where the failure to give any notice, obtain any consent, or make any filing would not reasonably be expected to prohibit, materially delay, or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under the Commitment Letter, such Backstop Party is not and will not be required to give any notice to, make any filing with, or obtain any consent from, any Person in connection with the execution and delivery by such Backstop Party of the Commitment Letter or the consummation or performance by such Backstop Party of any of the transactions contemplated thereby.

[4]	Capitalized terms used in this Exhibit C-2 without definitions shall have the meanings given to such terms in the Backstop Commitment Letter to which this Exhibit C-2 is attached.

(c) Backstop Securities Not Registered. Each Backstop Party understands that (a) the New Money Senior Secured Notes (including the Put Option Premium Notes) and the Backstop Equity (collectively, the “Backstop Securities”) have not been registered under the Securities Act and (b) the Backstop Securities are being offered and sold pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act based in part upon such Backstop Party’s representations contained in the Commitment Letter and cannot be sold by such Backstop Party unless subsequently registered under the Securities Act or an exemption from registration is available.

(d) Acquisition for Own Account. Such Backstop Party (or its Backstop Designees) is acquiring the Backstop Securities, as applicable, for its own account (or for the accounts for which it is acting as investment advisor or manager) for investment and not with a view toward distribution, within the meaning of the Securities Act. Subject to the foregoing, by making the representations herein, such Backstop Party does not agree to hold its Backstop Securities, as applicable, for any minimum or other specific term and reserves the right to dispose of its Backstop Securities, as applicable, at any time in accordance with or pursuant to a registration statement or exemption from the registration requirements under the Securities Act and any applicable state securities Laws.

(e) Eligible Backstop Party. Such Backstop Party (and each account for which it is acting as investment advisor or manager) is an Accredited Investor or a Person that is not a “U.S. Person” (as defined in Rule 902(k) of Regulation S under the Securities Act) and has such knowledge and experience in financial and business matters that such Backstop Party is capable of evaluating the merits and risks of its investment in the Backstop Securities, as applicable. Such Backstop Party understands and is able to bear any economic risks of such investment. Such Backstop Party has had access to such information regarding the Company Parties as it has deemed necessary to make its investment decision and did not become aware of the offering of the Backstop Securities through any general solicitation or general advertising. Anything herein to the contrary notwithstanding, nothing contained in any of the representations, warranties, or acknowledgments made by any Backstop Party in this Exhibit C-2 will operate to modify or limit in any respect the representations and warranties of the Company Parties or to relieve the Company Parties from any obligations to the Backstop Parties for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

(f) Proceedings. There are no pending, existing, instituted, outstanding, or, to the knowledge of such Backstop Party, threatened Actions against such Backstop Party which, if adversely determined, would reasonably be expected to prohibit, materially delay, or materially and adversely impact such Backstop Party’s performance or consummation of its obligations under the Commitment Letter.

(g) Sufficiency of Funds. On the Closing Date, such Backstop Party will have available funds sufficient to pay, as applicable, such Backstop Party’s Aggregate Commitment Amount.

Annex A

Backstop Commitment Percentages

[BACKSTOP COMMITMENT PERCENTAGES OMITTED]